UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 4, 2011

Blackboard Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50784	52-2081178
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Massachusetts Ave NW, Washington, District of Columbia		20001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-463-4860

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2011, Blackboard Inc. (the "Company") entered into an amendment (the "Amendment") to that certain Credit Agreement (the "Credit Agreement") dated as of August 4, 2010 among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Citibank, N.A. and Credit Suisse AG, as co-syndication agents, PNC Bank, National Association and Wells Fargo Bank, National Association, as co-documentation agents, and the lenders party thereto (the "Lenders"). The Amendment provides for an increase of $50 million in the Lenders’ commitments for a total of $225 million available under the expanded revolving credit facility. Borrowings under the amended Credit Agreement may be used for working capital needs and general corporate purposes, which may include share repurchases, outstanding debt repayment and acquisitions. The Amendment specifies that the Company may repurchase shares of its common stock in an aggregate amount of up to $100 million.

The foregoing description the Amendment does not purport to be a complete statement of the parties’ rights under such agreement and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

On April 6, 2011, the Company issued a press release announcing the Amendment to the Credit Agreement. A copy of the press release is furnished hereto as Exhibit 99.1.

In the ordinary course of business, certain of the Lenders and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates for which they have in the past received, and may in the future receive, customary fees.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Amendment No. 1 to Credit Agreement dated as of April 4, 2011.
Exhibit 99.1 Press Release dated April 6, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blackboard Inc.

April 6, 2011	By:	/s/ John E. Kinzer

Name: John E. Kinzer
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 1 to Credit Agreement dated as of April 4, 2011
99.1	Press release dated April 6, 2011